SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2

                                       TO

                                      FORM

                                     N-8B-2

                               File No. 811-21429

           REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS WHICH ARE
                          CURRENTLY ISSUING SECURITIES


                                February 7, 2006


                         Pursuant to Section 8(b) of the
                         Investment Company Act of 1940
                         ------------------------------

                   Smart Trust, Tax Free Bond Trust, Series 1
                            (and Subsequent Series);
                     Smart Trust, Smart Ten Trust, Series 1
                            (and Subsequent Series);
                   Smart Trust, Smart 13 Trust, 2004 Series A
                            (and Subsequent Series);
                 Smart Trust, Diversified Equity Trust, Series 1
                            (and Subsequent Series);
                      and any other future trusts for which
                      Hennion & Walsh, Inc. acts as Sponsor

                      -------------------------------------
                               Name of Registrant

                         2001 Route 46, Waterview Plaza
                          Parsippany, New Jersey 07054

                      -------------------------------------
                   Address and Principal Office of Registrant

 X   Not the issuer of periodic payment plan certificates.
---
     Issuer of periodic payment plan certificates.
---

Amending item 1.

I.      ORGANIZATION AND GENERAL INFORMATION
        ------------------------------------

               1. (a) Furnish name of the trust and the Internal Revenue Service Employer Identification Number.

                      Smart Trust, Tax Free Bond Trust, Series 1 (and Subsequent Series); Smart Trust, Smart Ten Trust, Series 1 (and Subsequent Series); Smart Trust, Smart 13 Trust, 2004 Series A (and Subsequent Series); Smart Trust, Diversified Equity Trust, Series 1 (and Subsequent Series); and any other future trusts for which Hennion & Walsh, Inc. acts as sponsor.

                      The Trust has no Internal Revenue Service Employer Identification Number.

               (b) Furnish title of each class or series of securities issued by the trust.

                            CERTIFICATE OF OWNERSHIP
                                 --evidencing--
                              An Undivided Interest
                                     --in--

                   Smart Trust, Tax Free Bond Trust, Series 1
                             (and Subsequent Series)

                                       or
                     Smart Trust, Smart Ten Trust, Series 1
                             (and Subsequent Series)

                                       or
                   Smart Trust, Smart 13 Trust, 2004 Series A
                            (and Subsequent Series);

                                       or
                 Smart Trust, Diversified Equity Trust, Series 1
                             (and Subsequent Series)




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





                                    SIGNATURE
                                    ---------


               Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this Amendment to the Registration Statement to be duly signed on behalf of the registrant in the City and State of New York, on the 7th day of February, 2006.

                                                  SMART TRUST
                                                  TAX FREE BOND TRUST,
                                                  SERIES 1
                                                  (and SUBSEQUENT SERIES)

                                                  SMART TRUST
                                                  SMART TEN TRUST,
                                                  SERIES 1
                                                  (and SUBSEQUENT SERIES)

                                                  SMART TRUST
                                                  SMART 13 TRUST,
                                                  2004 SERIES A
                                                  (and SUBSEQUENT SERIES)

                                                  SMART TRUST
                                                  DIVERSIFIED EQUITY TRUST,
                                                  SERIES 1
                                                  (and SUBSEQUENT SERIES)

                                                  By:  HENNION & WALSH, INC.

                                                  By:  /s/ PETER J. DEMARCO
                                                       --------------------
                                                  Name:  Peter J. DeMarco
                                                  Title: Managing Director

Attest: /s/ ALEXANDER VERMITSKY
        -----------------------
Name:   Alexander Vermitsky
Title:  Chief Compliance Officer




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



EXHIBITS
No.            Description
---            -----------

1. Form of Trust Indenture and Agreement (filed as Exhibit 99.1.1.1 to Amendment No. 2 to Form S-6 Registration Statement No. 333-110471 of Smart Trust, Smart Ten Trust, Series 1 on January 22, 2004, and incorporated herein by reference).

2. Form of Prospectus for the Trust (filed with Registration Statement on Form S-6 of the Trust).

3. Certificate of Incorporation and Certificate of Amendment of Hennion & Walsh, Inc. (filed as Exhibit 99.1.3.5 to the Form S-6 Registration Statement of the Schwab Trusts, Schwab Ten Trust, 2003 Series B and incorporated herein by reference).

4. By-Laws of Hennion & Walsh, Inc. (filed as Exhibit 99.1.3.6 to the Form S-6 Registration Statement of the Schwab Trusts, Schwab Ten Trust, 2003 Series B and incorporated herein by reference).

5. Code of Ethics of Hennion & Walsh, Inc.'s Unit Investment Trust activities (filed as Exhibit 99.11.0 to the Form S-6 Registration Statement of the Schwab Trusts, Schwab Ten Trust, 2003 Series B and incorporated herein by reference).





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